EX. 99.1

F I N A N C I A L
RELATIONS BOARD
                                                                                              RE:  NN, Inc.
                                   2000 Waters Edge Drive
                                                                                                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                                                                           AT FINANCIAL RELATIONS BOARD
Will Kelly                                                                                                  Marilynn Meek
Vice President and Chief Administrative Officer                                                                            (General info)
(423) 743-9151                                                                                               212-827-3773

FOR IMMEDIATE RELEASE
February 10, 2009

NN, INC. ANTICIPATES LOWER 2008 FOURTH QUARTER REVENUES AND EARNINGS

•	Continued Deterioration in Global Automotive and Industrial End Markets Cited as Cause
•	Positive Cash Flow Generated During Fourth Quarter Despite Lower Revenues and Earnings

Johnson City, Tenn., February 10, 2009 – NN, Inc. (Nasdaq: NNBR) today announced that after a preliminary review of its fourth quarter financial results that it now expects revenues and earnings for the fourth quarter 2008 to be significantly lower than its prior guidance. Previously, on November 4, 2008, the Company reported both record revenues and earnings for the nine month period ended September 30, 2008.  However, at that time, due to the global economic downturn and anticipated reductions in customer demand in automotive and industrial end markets, the Company forecasted a revenue reduction of $20 million, or 20% for the fourth quarter of 2008 as compared to its beginning of the year guidance.  Given this anticipated reduction in volume, the Company stated that it expected earnings for the fourth quarter to be approximately breakeven.  Additionally, the Company expected 2008 full year earnings per diluted share would be in the range of $0.83 to $0.85.  This guidance excluded the positive impact of the recording of $0.19 per diluted share in after-tax gains on the sale of surplus land in the Netherlands and a one-time adjustment to taxes of $0.07 per diluted share that related to a change in Italian tax law.

Due to the continued deterioration in global economies and automotive and industrial end markets, 2008 fourth quarter revenues are now expected to be down approximately 30% from beginning of the year guidance and 29% from the same period in 2007.  In addition, the Company now expects to record a loss of approximately $2.5 million for the quarter.  Full year earnings are expected to be approximately $10.5 to $11.0 million, or $0.66 to $0.68 per diluted share.  This guidance does not include the positive impact of the gain on sale of surplus land in The Netherlands or the one-time adjustment to taxes as described above.  Furthermore, the guidance does not include the negative impact of the recording of restructuring costs associated with the closing of its Kilkenny Ireland and Hamilton Ohio plants or the recording of significant goodwill impairments associated with decreased levels of business.  As a result of the plant closings and the lower levels of business, we anticipate taking one-time impairment and restructuring charges in the fourth quarter of 2008.

Mr. Roderick Baty, Chairman and Chief Executive Officer commented, “Since our third quarter earnings release, the global business environment has deteriorated significantly.  In response to this situation, on November 26th of last year we announced several steps to enhance our liquidity position and cash flow including the reduction of capital expenditures, the elimination of discretionary spending and the temporary suspension of our regular quarterly dividend. These measures allowed us to remain cash flow positive for the fourth quarter and to pay down approximately $13.5 million in debt for the quarter and approximately $14.9 million in debt for the year.”

Mr. Baty continued, “Since that time, we have continued to take actions to further reduce spending and to conserve cash. Additionally, we announced the rationalization of European production capacity by the closing of our Kilkenny Ireland manufacturing facility.  This action was necessary to adjust our global manufacturing capacity to current and long term market requirements. Further, on January 12, 2009 we announced the closing of our manufacturing facility in Hamilton, Ohio. As painful as this has been, these actions are necessary to best align our manufacturing costs with reduced work schedules.”

Mr. Baty concluded, “After we recorded record breaking revenues and earnings for the first nine months of 2008, the fourth quarter proved to be very challenging for us and our industry.  We believe these conditions and a prolonged period of global economic uncertainty will continue into 2009.   As a result of this forecast, the Board of Directors, the executive officers and salaried employees throughout the organization have taken reductions in salaries and fees ranging from 10% to 20%. Unfortunately, our actions have also included a more than 25% reduction of our global employment.”

The Company will report its fourth quarter 2008 and full year financial results for the period ended December 31, 2008 before the opening of the market on Tuesday, March 10, 2009.  Management will hold a conference call at 11:00 a.m. that day to review the Company’s results.

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 13 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $421 million in 2007.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2007.

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